Exhibit 10.1

SEVERANCE AND GENERAL RELEASE AGREEMENT

For good and valuable consideration, receipt of which is hereby acknowledged, the Parties agree as follows:

1.      Parties.  The parties to this Severance and General Release Agreement (this “Agreement”) are Darrell Lerner (“Employee”) and Snap Interactive, Inc. (the “Company”) (collectively, the “Parties”).

2.      Termination.   Employee’s employment with the Company will terminate effective January 31, 2013 (the “Termination Date”).

3.      Severance.  In consideration of Employee’s execution of this Agreement and promises herein, including the release of claims described in Paragraph 5 below, the Company shall (a) issue 150,000 restricted shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), that vest in accordance with and are subject to the terms and conditions of the Snap Interactive, Inc. Amended and Restated 2011 Long-Term Incentive Plan (the “Plan”) and a restricted stock award agreement, which terms include: (i) vesting upon the earlier of (A) ten (10) years, (B) the date the Company terminates Employee’s consulting services without “cause” (as such term is defined in the written consulting agreement between the Parties that is in effect on the date of Employee’s termination of service), (C) the date the written consulting agreement with the Employee expires, in the event that the Company does not renew the term of the written consulting agreement prior to or on the date such agreement expires without “cause,” or (D) the date that there is a “change in control” (as defined in the Plan) and (ii) forfeiture of all unvested restricted shares of Common Stock upon a termination of Employee’s service for any reason, other than a termination of service without “cause,” and (b) pay COBRA premiums on an after-tax basis for Employee for eighteen (18) months from the Termination Date (collectively “Severance Benefits”).  The Company is only obligated to provide these Severance Benefits if Employee signs and returns this Agreement and does not revoke his acceptance in accordance with Paragraph 12 below.  Employee agrees and acknowledges that the Severance Benefits to be made to Employee pursuant to this paragraph are payments and consideration to which Employee is not otherwise entitled as a result of the termination of Employee’s employment.  Employee further agrees that Employee has received all other wages, commissions, bonuses, monies, benefits, and whatever else of any nature due from the Company.

4.      Volume Limitation.  Notwithstanding the language in Paragraph 3 above, Employee agrees that he will not execute sales of his shares of Common Stock so as to exceed the volume limitations set forth in Rule 144(e) promulgated under the Securities Act of 1933, as amended (excluding private sales that are executed off-market).

5.      Employee Release of Claims.  In consideration of the Severance Benefits and promises by the Company described in this Agreement, Employee releases, waives, discharges, and forever holds the Company and any of its predecessors, successors, divisions, parents, subsidiaries, affiliates or related companies, founders, joint venture partners, partners, owners, investors and each of its or their present and former officers, trustees, directors, shareholders, agents, fiduciaries, employee benefit plans, employees, attorneys, representatives, agents, successors and assigns (hereinafter referred to collectively as “Released Parties”) harmless from any and all claims, demands, causes of action, damages, costs, fees, bonuses, commissions, compensation, suits and all liability whatsoever, whether known or unknown, fixed or contingent, liquidated or unliquidated, arising or existing on, or at any time prior to, the date this Agreement is executed by Employee.  Such released claims include, without limitation: (i) any claims arising out of Employee’s employment with the Company, (ii) any claims arising out of or related to Employee’s previous employment agreement, including any amendments thereto, with the Company, (iii) any claims arising out of Employee’s separation from employment with the Company; and (iv) all claims known or unknown that could or have been asserted by Employee against any of the Released Parties, at law or equity or sounding in contract (express or implied) or tort, claims arising under any federal, state, or local laws of any jurisdiction including laws that prohibit discrimination, harassment or retaliation based on age, sex, race, national origin, color, disability, religion, veteran, military status, sexual orientation, or any other protected category, claims under the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefit Protection Act (“OWBPA”), the Americans with Disabilities Act (“ADA”) and Americans with Disabilities Act Amendment Act (“ADAAA”), Title VII of the Civil Rights Act of 1964, as amended (“Title VII”), the Rehabilitation Act, the Family and Medical Leave Act (“FMLA”), the Fair Labor Standards Act (“FLSA”), the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), the Employee Polygraph Protection Act (“EPPA”), the Lily Ledbetter Fair Pay Act, the Genetic Information Nondiscrimination Act (“GINA”), the Uniform Services Employment and Re-employment Rights Act (“USERRA”), the Worker Adjustment Retraining Notification Act (“WARN”), the Employee Retirement Income Security Act (“ERISA”) and any other federal, state, local or municipal statute or ordinance.  This release does not cover claims that may arise or occur after the date this Agreement is signed.

By signing this Agreement, Employee represents that Employee has not filed any claims, complaints, charges or lawsuits against any of the Released Parties, with any governmental agency or court and that Employee will not bring any legal action against any of the Released Parties at any time hereafter for any matter, claim, or incident, known or unknown, that occurred or arose out of occurrences on or prior to the date Employee signs this Agreement; provided, however, that this paragraph shall not limit Employee from filing a claim or lawsuit for the sole purpose of enforcing Employee’s rights under this Agreement, the Consulting Agreement between the Parties or the Subscription Agreement between the Parties.

Employee understands that this Agreement does not affect Employee’s ability to bring a charge of discrimination with or participate in an investigation conducted by the Equal Employment Opportunity Commission (“EEOC”) or any state or local human rights commission.  This Agreement does constitute a release and waiver of Employee’s right to individually recover in any EEOC or state or local human rights’ commission proceeding.

6.      Company Release of Claims.  In consideration of Employee’s release and promises by Employee described in this Agreement, the Company releases, waives, discharges, and forever holds Employee harmless from any and all claims, demands, causes of action, damages, costs, fees, bonuses, commissions, compensation, suits and all liability whatsoever, whether known or unknown, fixed or contingent, liquidated or unliquidated, arising or existing on, or at any time prior to, the date this Agreement is executed by the Company.  Such released claims include, without limitation: (i) any claims arising out of Employee’s employment with the Company, (ii) any claims arising out of or related to Employee’s previous employment agreement, including any amendments thereto, with the Company, (iii) any claims arising out of Employee’s separation from employment with the Company; and (iv) all claims known or unknown that could or have been asserted by the Company against Employee, at law or equity or sounding in contract (express or implied) or tort and claims arising under any federal, state, or local laws of any jurisdiction.  This release does not cover claims that may arise or occur after the date this Agreement is signed. Notwithstanding the foregoing, the Company does not release claims, demands, and causes of action arising from any intentional conduct on the part of Employee outside the course and scope of his employment, which have accrued or which may ever accrue to the Company or to the Released Parties.

By signing this Agreement, the Company represents that the Company has not filed any claims, complaints, charges or lawsuits against Employee, with any governmental agency or court and that the Company will not bring any legal action against Employee at any time hereafter for any matter, claim, or incident, known or unknown, that occurred or arose out of occurrences on or prior to the date the Company signs this Agreement and is released in this Agreement; provided, however, that this paragraph shall not limit the Company from filing a claim or lawsuit for the sole purpose of enforcing the Company’s rights under this Agreement, the Consulting Agreement between the Parties or the Subscription Agreement between the Parties.

7.      Employee’s Covenant Not to Sue.  In further consideration of the foregoing, Employee agrees that Employee will not ever sue any of the Released Parties for any cause of action released herein or cause any person or entity claiming by, through, under or on behalf of Employee to do so.

8.      The Company’s Covenant Not to Sue.  In further consideration of the foregoing, the Company agrees that the Company will not ever sue the Employee for any cause of action released herein or cause any person or entity claim by, through, under or on behalf of the Company to do so.

9.      Non-Disclosure and Confidentiality.  Employee agrees to keep the facts of his employment with the Company, including the terms of this Agreement and the term sheet upon which the terms of this Agreement were based, completely confidential.  Employee may, however, disclose the terms of this Agreement to Employee’s spouse, CPA or tax advisor, attorney, or as required by law but agrees to instruct any person to whom disclosure is authorized that he or she must keep this Agreement and its terms completely confidential.

10.    Employee Non-Disparagement.  Employee agrees that Employee will not, directly or indirectly, disclose, communicate, or publish any disparaging information concerning the Released Parties, including the Company’s operations or services or cause others to disclose, communicate, or publish any such disparaging information. Nothing in this Agreement is intended to prevent Employee from testifying truthfully in any legal proceeding.

11.    Company Non-Disparagement.  The Company agrees that it will instruct the following people, Clifford Lerner and Jon D. Pedersen, Sr., that they should not directly or indirectly, disclose, communicate, or publish any disparaging information concerning the Employee, including the Employee’s services or cause others to disclose, communicate, or publish any such disparaging information. Nothing in this Agreement is intended to prevent the Company from testifying truthfully in any legal proceeding.

12.    Return of Company Property/Deletion of Electronic Information.  Employee agrees that he has not and will not, directly or indirectly, use or disclose any confidential information of the Company outside of the Company.  Employee further agrees that, on or before the Termination Date, he will return all company property to the Company, including but not limited to, his Company credit card, office keys, equipment, data, lists, correspondence, notes, memos, reports, or other writings prepared by the Company or by Employee on the Company’s behalf.  With respect to documents and other information that Employee possess electronically, including but not limited to information on his cell phone, laptop, personal computer or any other personal repository, Employee agrees to download and transfer any original information regarding the Company to the Company and to permanently delete such information without retaining any copies.

13.    Voluntary Nature of Agreement and Right to Consult Attorney.  Employee is advised to consult with an attorney prior to signing this Agreement.  Employee acknowledges that Employee has had an opportunity to discuss and review all aspects of this Agreement with an attorney of Employee’s own choosing and is voluntarily entering into this Agreement.

14.    Time to Consider.  Employee acknowledges that Employee has twenty-one (21) calendar days after he receives this Agreement, to review and consider this Agreement.  Employee understands that if Employee does not sign this Agreement on or before the expiration of this twenty-one (21) day period, this Agreement offer will be withdrawn automatically.  The signed Agreement must be returned to: Snap Interactive, Inc. c/o Jon D. Pedersen, Sr., 462 7th Avenue, 4th Floor, New York, NY 10018.

15.    Revocation Period. Employee understands and acknowledges that Employee has seven (7) calendar days following the execution of this Agreement to revoke Employee’s acceptance of the Agreement.  If Employee decides to revoke Employee’s acceptance of this Agreement during the 7-day revocation period, Employee should do so in writing and deliver the revocation by certified mail return receipt requested or some other traceable method to: Snap Interactive, Inc. c/o Jon D. Pedersen, Sr., 462 7th Avenue, 4th Floor, New York, NY 10018.  This Agreement will not become effective or enforceable, and the Severance Benefits will not be due, until after this revocation period has expired.

16.    No Assignment of Claims.  Employee represents that Employee has not transferred or assigned, to any person or entity, any claim involving the Released Parties, or any portion thereof or interest therein.

17.    No Admission of Liability. This Agreement shall not in any way be construed as an admission by the Company of any acts of wrongdoing or violation of any statute, law, or legal right.  Rather, the Company specifically denies and disclaims any liability to the Employee except as set forth in this Agreement.

18.    Binding Effect of Agreement.  This Agreement shall be binding upon the Company and upon Employee and Employee’s heirs, spouse, representatives, successors and assigns.

19.    Controlling Law.  This Agreement shall in all respects be interpreted, enforced, and governed under the laws of the State of New York.  Employee agrees that any disputes or litigation that may arise with respect to this Agreement shall be brought by Employee only in New York County, New York and Employee agrees to waive any objection to the location of such litigation.  The Company and Employee agree that the language in this Agreement shall, in all cases, be construed as a whole, according to its fair meaning, and not strictly for, or against, any of the parties.

20.    Severability.  Should any provision of this Agreement be declared or determined to be illegal or invalid by any government agency or court of competent jurisdiction, the validity of the remaining parts, terms or provisions of this Agreement shall not be affected and such provisions shall remain in full force and effect.

21.    Entire Agreement.  This Agreement sets forth the entire agreement between the parties, and fully supersedes any and all prior agreements, understandings, or representations between the parties, whether oral or written, pertaining to the subject matter of this Agreement, including any prior Employment Agreements or amendments thereto.  Employee represents and acknowledges that in executing this Agreement, Employee does not rely, and has not relied, upon any representation(s) by the Company or its agents except as expressly contained in this Agreement.

22.    No Waiver.  Any failure to enforce any provision(s) of this Agreement shall not constitute a waiver thereof or of any other provision hereof.

23.    Execution in Multiple Counterparts.  This Agreement may be executed in multiple counterparts, whether or not all signatories appear on these counterparts, and each counterpart shall be deemed an original for all purposes.

PLEASE READ CAREFULLY – THIS AGREEMENT INCLUDES A RELEASE OF CLAIMS

MY SIGNATURE BELOW MEANS THAT I HAVE READ THIS RELEASE AND SEVERANCE AGREEMENT AND AGREE AND CONSENT TO ALL THE TERMS AND CONDITIONS CONTAINED IN THE AGREEMENT.

Darrell Lerner		Snap Interactive, Inc.

Signature:	/s/ Darrell Lerner	Signature:	/s/ Jon D. Pedersen, Sr.
Date:	January 31, 2013	Name:	Jon D. Pedersen, Sr.
		Title:	Chief Financial Officer
		Date:	January 31, 2013